We consent to the inclusion in the Registration Statement (Form S-1) of OICco Acquisition II, Inc. (hereinafter the “Company”) of our report dated May 9, 2011, with respect to the balance sheets as of December 31, 2010 and 2009, and the related statements of operations, stockholders' equity (deficit), and cash flows for the year ended December 31, 2010, the period from inception on December 22, 2009 to December 31, 2009, and the period from inception on December 22, 2009 to December 31, 2010 to be included in this Registration Statement (Form S-1).

/s/ SAM KAN & COMPANY
Firm’s Manual Signature

Alameda, CA
City, State

July 6, 2011
Date